Exhibit 99.1

Advent Software Announces Changes to its Board of Directors

SAN FRANCISCO — September 18, 2013 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the global investment management industry, today announced that Stephanie G. DiMarco has been named Chair of its Board of Directors, replacing John H. Scully, who resigned from the board, effective today. In addition, Wendell G. Van Auken has been named Lead Independent Director.

Ms. DiMarco founded Advent in June 1983 and was Chief Executive Officer from December 2003 to June 2012. She served as Chair of the Board from November 1995 until December 2003, and as a member of the Board thereafter.

Mr. Scully has been a director since October 2003 and was appointed Chairman of the Board in December 2003.

“I am honored to again serve as Chair of Advent’s Board of Directors. The investment management industry has changed a great deal over the last 30 years but one constant has been Advent’s commitment to continued innovation and client service. I look forward to providing guidance to the company as it maintains its market leadership and continues its growth,” said Ms. DiMarco. “I am pleased to work with Van in his expanded role as the Lead Independent Director of the Board.  He has been a member of the Board since we went public in 1995, as well as chair of our Audit Committee for several years, and has shown great leadership over the years. I would also like to thank John for all of his guidance, direction, and leadership over the last decade and wish him all the best. ”

A director since September 1995, Mr. Van Auken is currently a Partner Emeritus at Mayfield Fund.

“We are very fortunate to have Stephanie here to once again chair Advent’s board,” said Mr. Van Auken. “She is both a proven executive leader and board leader. I look forward to working closely with her in my expanded role as Lead Independent Director helping guide the company’s growth and enhance shareholder value.  We are grateful for John’s contributions to the Board in the past ten years. Advent and the Board have benefited from his knowledge and experience, and we wish him well.”

About Advent
Over the last 30 years of industry change, our core mission to help our clients focus on their unique strategies and deliver exceptional investor service has never wavered. With unparalleled precision and ahead-of-the-curve solutions, we’ve helped over 4,400 firms in nearly 60 countries — from established global institutions to small start-up practices — to grow their business and thrive.  Advent technology helps firms minimize risk, work together seamlessly, and discover new opportunities in a constantly evolving world. Together with our clients, we are shaping the future of investment management. For more information on Advent products visit http://www.advent.com.

Advent and Advent Software are registered trademarks of, and the Advent logo is a mark of, Advent Software, Inc. All other company names or marks mentioned herein are those of their respective owners.

Contacts:
Amanda Diamondstein-Cieplinska
Advent Software, Inc.
+1 (415) 645-1668
adiamond@advent.com